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                                                                    EXHIBIT 4.4

                           CERTIFICATE OF CORRECTION
                                      OF
                          CERTIFICATE OF DESIGNATION
                                      OF
                             WHITTAKER CORPORATION

     Whittaker Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: That the Certificate of Designation of Series D Participating Convertible Preferred Stock of Whittaker Corporation filed in the office of the Secretary of State of Delaware on June 28, 1989 (the "Series D Certificate of Designation") has been found to be an inaccurate in certain respects and, therefore, requires correction pursuant to Section 103(f) of the General Corporation Law of the State of Delaware, 8 Del. C. Section 103(f).

     SECOND:  The Series D Certificate of Designation (i) incorrectly stated in
Section 2(B) that the quarterly dividend amount was $1.00 per share and (ii) failed to specify in Section 2(C) when dividends begin to accrue in the event that there is no record date for the first Quarterly Dividend Payment Date. The aforementioned Series D Certificate of Designation is hereby corrected accordingly to replace Section 2(B) and (C) with the following:

     (B) The Corporation shall declare a dividend or distribution on the Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than as described in clauses (i) and (ii) of the second sentence of such paragraph (A)); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of the Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $0.25 per share on the Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
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     (C) Dividends shall begin to accrue and the cumulative on outstanding shares of Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares unless (i) the date of issue of such shares is on or prior to the record date for the first Quarterly Dividend Payment Date or there is no record date for the first Quarterly Dividend Payment Date, in either of which events dividends on such shares shall begin to accrue from the date of issue of such shares or (ii) the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all shares of Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

     IN WITNESS WHEREOF, said Whittaker Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Edward R. Muller, a Vice President of the Corporation, and Nadine D. Leonsky, an Assistant Secretary this 7th day of March 1990.

                                       WHITTAKER CORPORATION


                                       By  /s/ Edward R. Muller
                                         ---------------------------------------
                                           Edward R. Muller
                                           Vice President

Attest:

/s/ Nadine D. Leonsky
----------------------------
Assistant Secretary

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